                                    UNITED STATES
                           SECURITY AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM 8-K

                                    CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the
                         Securities and Exchange Act of 1934

          Date of Report (Date of earliest event reported) September 15, 1997




                                 SARA LEE CORPORATION
                   ------------------------------------------------
                  (Exact name of registrant as specified in charter)


          MARYLAND                   1-3344                 36-2089049
 ---------------------------     ---------------       ---------------------
(State or other jurisdiction     (Commission           (I.R.S. Employer
     of incorporation)            File Number)        Identification Number)



    Suite 4600, Three First National Plaza, Chicago, Illinois   60602-4260
    ----------------------------------------------------------  ----------
    (Address of principal executive offices)                    (Zip Code)


          Registrant's telephone number, including area code:  312/726-2600
                                                              -------------

ITEM 5.  OTHER EVENTS


    On September 15, 1997, Sara Lee Corporation issued the following press release:

                     SARA LEE CORPORATION ANNOUNCES MAJOR
                      $1.6 BILLION RESTRUCTURING PROGRAM

         COMPANY TO GENERATE $3 BILLION BY DE-VERTICALIZING OPERATIONS;
               ALSO PLANS TO SELL BUSINESSES, REDUCE COSTS AND
                   REPURCHASE $3 BILLION IN COMMON STOCK


CHICAGO (September 15, 1997) -- Sara Lee Corporation announced today that it is considering the adoption of a three-year strategic program to more tightly focus its business activity and make the corporation more competitive. The program is designed to improve the company's financial returns and its sales and earnings growth rates, thereby increasing shareholder value.

   The key element of this program is a plan to de-verticalize the operations of the corporation to the extent practical and possible. The company is targeting to raise $3 billion in cash over the next three years through the divestment of operating assets and further cost reduction programs, including outsourcing. In addition, certain business units may be sold. With these proceeds, Sara Lee intends to significantly accelerate the repurchase of its common stock, spending at least $3 billion over the next three years to re-acquire its stock in the open market.

   "The restructuring program is aimed at fundamentally reshaping Sara Lee Corporation for the future," said John H. Bryan, chairman and chief executive officer. "While Sara Lee is currently operating at record levels by every measure of financial performance, we always seek to further improve results and enhance shareholder value."


                                     -more-

Sara Lee Corporation Announces
Major $1.6 Billion Restructuring Program -- Page 2


   Mr. Bryan went on to say, "The business of Sara Lee Corporation has been and will continue to be the building of branded leadership positions. The size and strength of these positions today, coupled with rapidly advancing globalization and specialization in our marketplace, lead us to de-verticalize our operations. This program will significantly reduce the capital demands on our company, enhance our competitiveness and let us focus even more sharply on our mission of building brands."

   For the program's first phase, Sara Lee is in discussions to divest substantially all of the company's U.S. yarn and textile operations related to knit products. Total cash flow benefits to Sara Lee from this transaction are expected to approximate $500 million over the next three years. The divestiture of these assets will allow Sara Lee to reduce its manufacturing presence while increasing its focus on the more profitable business of building and marketing its leading brands. Profits, margins and returns are expected to improve through lower fixed expenses and reduced operating costs. Top-line growth will benefit from savings achieved through restructuring and cost reduction efforts that will be targeted toward investment spending behind brand building and marketing initiatives.

   Other assets, relating both to Sara Lee's food and non-food businesses, are expected to be included in subsequent transactions over the next three years.

   Sara Lee's management in also considering the divestiture of certain businesses with revenues of less than $1 billion. While the sale of these business units would increase the focus of Sara Lee's remaining operations, no business unit will be sold unless Sara Lee receives an economically attractive valuation.


                                     -more-

Sara Lee Corporation Announces
Major $1.6 Billion Restructuring Program -- Page 3


   The three-year strategic program will result in a fiscal 1998 after-tax charge, which is currently estimated to be approximately $1.6 billion, related primarily to the sale and write-down of assets that the company has determined it does not need to own in order to fulfill its primary mission of building brands on a global basis. The company anticipates that the charge will be predominantly non-cash. The size and composition of the write-off have not yet been fully determined, although this process is expected to be completed by the end of the company's third fiscal quarter.

   After-tax savings from the restructuring program and cost reduction efforts are estimated to be $25 million to $50 million in fiscal 1998, rising to $100 million to $125 million by the year 2000. While the company projects a higher earnings growth rate as a result of these savings, a significant percentage of the additional funds will be used to increase sales through enhanced investment spending and marketing programs.

   Lastly, in connection with the restructuring, Sara Lee plans to repurchase at least $3 billion in Sara Lee common stock in the open market over the next three years. This stock buyback activity would represent the most aggressive share repurchase plan in the company's history.

   Sara Lee Corporation, a global food and consumer products company with $19.7 billion in sales, markets a wide variety of products under leading brand names, including SARA LEE, BALL PARK, HILLSHIRE FARM, JIMMY DEAN, AOSTE, DOUWE EGBERTS, HANES, HANES HER WAY, L'EGGS, BALI, PLAYTEX, CHAMPION, COACH, DIM, SANEX and KIWI.

                                   #   #   #
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                                      SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            SARA LEE CORPORATION
                                            --------------------
                                                (Registrant)


September 15, 1997                           By:  /s/ Wayne R. Szypulski
                                                ---------------------------
                                                Wayne R. Szypulski
                                                Vice President - Controller